EXHIBIT 99
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For Immediate Release
Tuesday, August 8, 2000


                    FNB Corporation and SWVA Bancshares, Inc.
                              Announce Affiliation


Christiansburg, VA, FNB Corporation (Nasdaq: FNBP), parent company of First National Bank, headquartered in Christiansburg, Virginia and SWVA Bancshares, Inc. (Nasdaq: SWVB.OB), parent company of Southwest Virginia Savings Bank, FSB headquartered in Roanoke, Virginia jointly announced today that they have entered into an agreement to merge SWVA Bancshares, Inc. ("SWVA") into FNB Corporation ("FNB").

This is FNB's second affiliation announcement in the past month. On July 11, 2000, FNB announced an agreement to acquire CNB Holdings, Inc. ("CNB"), Pulaski, Virginia.

Under the terms of the agreement, shareholders of SWVA will receive consideration valued at $20.25 for each share of SWVA common stock, in the form of cash, stock of FNB, or a combination of cash and stock at each SWVA shareholder's election. The cash portion of the consideration, however, will be limited to 20% of the total consideration paid. For those SWVA shares which are converted into FNB shares, the number of FNB shares issued will be determined by dividing $20.25 by the average closing price of FNB shares for the 30 trading days ending 10 days prior to closing, but in no case will FNB be required to issue more than 1.324 shares or will SWVA be required to accept less than 1.083 shares for each share of SWVA stock. The transaction will be structured as a tax-free reorganization to the extent of the shares exchanged and accounted for under the purchase method of accounting. It is expected to be accretive to FNB's earnings per share after the first year of operations.

Both First National Bank and Southwest Virginia Savings Bank, FSB will continue operating under their respective managements with their current names as wholly-


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owned  subsidiaries  of FNB.  Each  bank  will be  managed  by its own  board of directors and each bank's customers will see no change in day-to-day operations. SWVA was formed in 1994 in connection with the conversion of Southwest Virginia Savings Bank, FSB which was originally chartered in 1927. The savings bank has five full-service offices and one loan production office in the greater Roanoke area. As of March 31, 2000, SWVA had total assets of $83 million and deposits of $65 million. For the nine months ended March 31, 2000, the company had earned $329 thousand, a 27% increase over the same period in 1999.

Kendall Clay, Chairman of the Board of Directors of FNB and J. Daniel Hardy, Jr., President and CEO of FNB, said of the affiliation, "The addition of Southwest Virginia Savings Bank, FSB to the FNB super community banking family will strengthen FNB's presence in the Roanoke Valley and along the I-81 corridor. This affiliation will further add to our desire to create a strong community-based financial F services company that is committed to the highest level of customer service and maximizes shareholder value. Once both transactions are completed, FNB will have over $650 million in assets and capital of $60 million."

Bill L. Rakes, Chairman of the Board of SWVA and Don W. Shilling, President and CEO of SWVA said, "We have followed the success of FNB over the years and believe that its banking philosophy fits extremely well with the strong community commitment that Southwest Virginia Savings Bank, FSB has consistently maintained. This merger will enable us to enhance our ability to serve our customers and increase our lending capabilities. In addition, our shareholders should benefit from the improved liquidity of FNB's stock. FNB has over 4.8 million common shares outstanding and well over 2,000 shareholders."

The merger is subject to approval by the shareholders of SWVA and bank regulators and other standard conditions for transactions of this nature. The companies anticipate closing the transaction in the fourth quarter of 2000 or first quarter of 2001.



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RP Financial,  LC is serving as financial  advisor to SWVA and The Carson Medlin
Company is advising FNB in this transaction.

For more information contact:

J. Daniel Hardy, Jr.                        Don W. Shilling
President and CEO                           President and CEO
FNB Corporation                             SWVA Bancshares, Inc.
(540) 382-6041                              (540) 983-1405


Safe Harbor

This news release contains certain forward-looking statements about the proposed merger of FNB and SWVA. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates," and "estimates." These forward-looking statements involve certain risks and uncertainties. Certain factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) delays in completing the merger; (ii) difficulties in achieving cost savings from the merger or in achieving such savings within the expected time frame; (iii) difficulties in integrating SWVA and FNB; (iv) increased competitive pressures;
(v) changes in interest rate environment; (vi) changes in general economic conditions; (vii) legislative and regulatory changes that adversely effect the business in which SWVA and FNB are engaged, and changes in the securities markets.